Exhibit 99.1

Innovus Pharma Signs Exclusive $2.6 Million Dollar Marketing and Distribution Agreement with
Khandelwal Laboratories to Market and Distribute Zestra® EjectDelay® Sensum+® and Zestra Glide® for the Indian Subcontinent (India, Nepal, Bhutan, Bangladesh and Sri Lanka)

San Diego, Calif., September 10 2015  –  Innovus Pharmaceuticals, Inc. (“Innovus Pharma”) www.innovuspharma.com (OTCQB: INNV) announced today it has entered into an exclusive marketing and distribution agreement with Khandelwal Laboratories based in India (“KLab”) under which Innovus Pharma has granted to KLab an exclusive ten-year license and distribution rights to market and sell Innovus Pharma’s  products including Zestra® to increase Female Sexual Arousal, Desire and Satisfaction, EjectDelay® for treating premature ejaculation, Sensum+® to increase penile sensitivity and Zestra Glide® the high viscosity water based lubricant. If KLabs exceeds its minimum yearly orders, the agreement has two five-year term extensions. This deal has been facilitated by Nortons (UK). Under the agreement, the minimum orders for the first term of the agreement are over two million and six hundred thousand ($2.6M) US dollars.

 “This partnership is the tenth of many partnerships the Company is expected to announce in the near future and opens one of the largest markets in the world to our to our products and marks a total of 65 countries where we have commercial partners to date,” said Dr. Bassam Damaj, President & CEO of the Innovus.

“We are thrilled to be partnering with Innovus Pharma on this very large market and we look forward to commercialize the product as soon as possible in our licensed territory”, said Mr. Sanjeev Khandelwal,  Managing Director of KLab.

About Zestra® and FSI/AD

Zestra® is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in 276 women to increase in a statistical significant manner the arousal, desire and sexual satisfaction in FSI/AD women. Zestra® is the first NHP product to receive approval for the indication of FSI/AD in Canada as an NHP. To date, the Company believes that no product has been approved to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress. Published papers on the FSI/AD market size estimate it to be equal or larger than the market for erectile dysfunction in males, and possibly larger. Zestra® is currently available in the United States, Canada and Morocco. For more information visit www.zestra.com

About EjectDelay® and Premature Ejaculation

EjectDelay® is an over-the-counter (“OTC”) U.S. Food and Drug Administration and Health Canada compliant proprietary topical treatment containing the drug benzocaine and indicated for treatment of premature ejaculation.  The drug typically works within minutes of application to the glans of the penis. In clinical trials, the application of benzocaine has been shown to delay premature ejaculation by several minutes.  For more information visit www.ejectdelay.com.

Premature ejaculation (“PE”) is the most common sexual dysfunction reported by men but is still under-diagnosed and under-treated.  PE can happen at any age and its prevalence is consistent across all ages.  In an article in The Journal of Sexual Medicine in 2007 Sex Med 2007, D.L. Patrick, D. Rowland and M. Rothman stated, “Global studies consistently report that 20-30% of men experience PE worldwide.

About Sensum+® and Reduced Penile Sensitivity

Sensum+® is a blend of essential oils and natural botanicals including rose oil, sweet almond oil, cinnamon bark oil, and other extracts. The main ingredient of Sensum+® (cinnamon oil) works by activating the Transient Receptor Potential A1 (TRPA-1) channels responsible for the heat and cold sensation of the skin and results in an increase of sensation that current users welcome and appreciate. The safety and efficacy of Sensum+® was evaluated in 2 post marketing survey studies in circumcised and non-circumcised men. A total of 382 men used Sensum+® twice daily for fourteen consecutive days followed by once daily for 8 weeks and as needed thereafter.

For more information visit www.sensumplus.com.

Reduced Penile Sensitivity (“RPS”) results from a gradual loss of penile sensitivity over time.  As a person ages, the dulling effect can increase.  RPS can happen at any age and its prevalence is consistent across all ages. RPS results from many causes, including diabetes, ilioinguinal nerve entrapment resulting in 20% of all hernia surgeries a year, circumcision, multiple sclerosis patients, and 2% of patients using anti-depressants drugs.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is focusing on the commercialization of over-the-counter (“OTC”) and consumer products for men’s and women’s health, vitality and respiratory diseases. The Company generates revenues from its five commercial products on a worldwide basis including Zestra® for female arousal, EjectDelay® for premature ejaculation, Sensum+® to increase penal sensitivity (for sales outside the U.S. only), Zestra Glide® and Vesele® for increasing blood flow. The Company sells its products in the US online and through larger retailers such as Walmart and has seven commercial partners in 30 countries.
For more information, go to www.innovuspharma.com, www.zestra.com, www.ejectdelay.com, www.sensumplus.com, www.myvesele.com and www.myandroferti.com

About Khandelwal Laboratories.

KLab, based in India, has been a pioneer in bringing oncology products to India. KLabs is also a key player in the gynecology, orthopedics and pain management. All the products are marketed through a strong network of over 450 field personnel to more than 90,000 Doctors and 50,000 pharmacies every month. KLab has over 150 patents granted / under grant using NDDS technology, Nano technology and Dendrimers. For more information, please go to:  www.khandelwallab.com

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether KLab will be able to successfully market and Innovus licensed products in the Indian subcontinent.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Reuven Rubinson
ir@innovuspharma.com
T: 858-964-5123